                                                                   EXHIBIT 10.19

                              EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement") is made and entered into by and among Avalon Entertainment Group, Inc., a Tennessee corporation ("AEG"), Nashville Country Club, Inc., a Tennessee corporation ("NCCI"), and Greg M. Janese (the "Executive"), effective as of the 21st day of April, 1997. NCCI, together with its subsidiaries and affiliates, including AEG, are hereinafter referred to collectively as the "NCCI Group."


                                R E C I T A L S:

         WHEREAS, pursuant to that certain Merger Agreement (the "Merger Agreement"), dated as of April 21, 1997, by and among NCCI, Avalon Acquisition Corp., Inc., a Tennessee corporation and a wholly-owned subsidiary of NCCI ("AAC"), AEG and Messrs. Robert E. Geddes, Thomas Miserendino, Marc W. Oswald, Greg M. Janese and Brian F. Murphy (collectively, the "Avalon Group"), AAC has, concurrently herewith, acquired by merger all of the assets and liabilities of AEG. Immediately subsequent to the merger, AAC shall change its name to Avalon Entertainment Group, Inc. and such entity, as it shall exist subsequent to said merger, shall hereinafter be defined as "Avalon."

         WHEREAS, the Executive has heretofore served as an executive officer of AEG, and, through such service, has acquired special and unique knowledge, abilities and expertise.

         WHEREAS, the parties hereto acknowledge that the Executive will receive significant benefits if the transactions contemplated by the Merger Agreement are consummated. It is further acknowledged that the execution and delivery of this Agreement are conditions to the obligations of NCCI and AAC to consummate the transactions contemplated by the Merger Agreement.

         WHEREAS, Avalon desires to employ the Executive in an executive capacity, and the Executive desires to accept such employment, on the terms and conditions set forth in this Agreement.


                               A G R E E M E N T:

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Avalon and the Executive agree as follows:

         1. EMPLOYMENT. Subject to the terms and conditions set forth in this Agreement, Avalon agrees to employ and does hereby employ the Executive, and the Executive agrees to accept such employment and does hereby accept such employment.

         2. TERM. Subject to earlier termination as hereinafter provided, the Executive's employment hereunder shall be for a term commencing on the effective date hereof and shall continue through December 31, 2002.

         3.      CAPACITY AND PERFORMANCE.

                 (a) During the term hereof, the Executive shall serve in an executive capacity with Avalon and shall have the responsibilities, duties and authorities reasonably assigned to him by Avalon. In addition, and without further compensation, the Executive shall serve as an officer and/or director of one or more members of the NCCI Group if so elected or appointed from time to time.

                 (b) During the term hereof, the Executive shall devote substantially his full business time and his best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the NCCI Group and to the discharge of his duties and responsibilities hereunder. NCCI encourages reasonable participation by the Executive in community, industry, trade, professional, governmental, academic and charitable activities generally considered to be in NCCI's and/or the public interest, but NCCI shall have the right to approve or disapprove the Executive's participation in such activities if, in the reasonable judgment of NCCI, such participation may conflict with NCCI's interests or with the Executive's duties or responsibilities or the time required for the discharge of those duties and responsibilities. The Executive shall use his best efforts and skills to preserve the business of the NCCI Group and the goodwill of its employees and persons having business relations with the NCCI Group.

         4. COMPENSATION AND BENEFITS. As compensation for all services performed by the Executive under and during the term hereof:

                 (a) Base salary. Avalon shall pay the Executive a base salary at the rate of One Hundred Fifty Thousand Dollars ($150,000) per annum, with cost of living adjustments as reasonably determined by the Board of Directors of NCCI (the "NCCI Board") for 1999, 2000, 2001 and 2002, payable in accordance with the payroll practices of Avalon for its executives, but not less frequently than monthly in arrears and subject to federal, state and other tax withholdings.

                 (b) Incentive compensation. In addition to the base salary, the Executive will, at his option exercisable separately with respect to each calendar year ended after December 31, 1996, be entitled to incentive compensation as follows:

                          (i) an Incentive Bonus (herein so called) of $50,000 for such calendar year in which the Pre-Tax Net Income of Avalon (as hereinafter defined) equals or exceeds $1,000,000, and, if the applicable income level is achieved, either:

                          (ii) a Partial Participating Bonus (herein so called) of five percent (5%) of the amount by which the Pre-Tax Net Income of Avalon for such calendar year


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                 exceeds seventy-five percent (75%) of the Projected Pre-Tax
                 Net Income of Avalon (as hereinafter defined) for such year, or

                          (iii) a Full Participating Bonus (herein so called) of five percent (5%) of the Pre-Tax Net Income of Avalon for such calendar year if the Projected Pre-Tax Net Income for such year is realized.

                 For purposes of this subparagraph (b), "Pre-Tax Net Income of Avalon" shall mean, for a calendar year, the annual net income before taxes realized by Avalon as calculated in accordance with generally accepted accounting principles, calculated without the allocation of
         (i) any costs and expenses incurred by AEG, Avalon or NCCI in connection with the transactions contemplated by the Merger Agreement, or (ii) any general overhead or management fees of NCCI or any affiliate, but deducting the executive compensation and consulting fees payable to Messrs. Geddes, Miserendino, Oswald and Janese pursuant to this Agreement and employment agreements or consulting agreements of even date herewith among Avalon, NCCI and such other applicable members of the Avalon Group, and the projected Incentive Bonus and Partial Participating Bonus or Full Participating Bonus payable with respect to such calendar year pursuant to this Agreement and the employment agreement of even date herewith between Avalon, NCCI and Mr. Oswald.

                 For purposes of this subparagraph (b), the "Projected Pre-Tax Net Income of Avalon" shall be as follows:

                  1997                              $1,200,000
                  1998                              $1,500,000
                  1999                              $1,700,000
                  2000                              $2,000,000
                  2001                              $2,000,000
                  2002                              $2,000,000

                 The incentive compensation payable pursuant to this subparagraph (b) shall be paid as soon as practicable after the Pre-Tax Net Income of Avalon shall have been determined, but in no event later than March 30 of the subsequent year. The Partial Participating Bonus shall not be paid for any year for which the Full Participating Bonus is paid. The parties hereto acknowledge that the "Projected Pre-Tax Net Income of Avalon" amounts were derived by the parties hereto based on the assumption that Avalon would be operated during the term hereof substantially as AEG was operated during the three (3) years prior to the merger contemplated by the Merger Agreement. Should the operations of Avalon during the term hereof change materially, the parties hereto shall negotiate in good faith to determine whether the "Projected Pre-Tax Net Income of Avalon" amounts should be revised, and if so, such revised amounts.

                 (c) Options. The Executive shall be entitled to receive such stock options as NCCI shall approve, including, without limitation, options contingent upon the





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         achievement of specified operating objectives or to reward extraordinary effort. Such stock options are to be granted to provide long-term incentives for high levels of performance, for unusual efforts designed to improve the financial performance of Avalon and NCCI, and to provide the Executive the opportunity to benefit from the appreciation in the value of NCCI's stock subject to such options. Such stock options shall contain terms and conditions comparable to the terms and conditions made available to other executives of the NCCI Group having similar responsibilities.

                 (d) Other benefits. During the term hereof and subject to any contribution therefor generally required of executives of the NCCI Group, the Executive shall be entitled to participate in any and all benefit plans from time to time in effect for executives of the NCCI Group generally. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable NCCI Group policies, and (iii) the discretion of the Boards of Directors of Avalon (the "Avalon Board") and NCCI or any administrative or other committee provided for in or contemplated by such plan. Avalon or NCCI may alter, modify, add to or delete its benefit plans at any time as it determines to be appropriate, without recourse by the Executive.

                 (e) Vacations. During the term hereof, the Executive shall be entitled to three (3) weeks of vacation per annum, to be taken at such times and intervals as shall be determined by the Executive, with the approval of Avalon.

                 (f) Business expenses. Avalon shall pay or reimburse the Executive for all reasonable and customary expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to periodic review of the amount of such expenses from time to time by Avalon, and subject to such reasonable substantiation and documentation as may be specified by Avalon from time to time.

                 (g) Guarantee of payment. NCCI hereby guarantees payment of the amounts to be paid to the Executive under Paragraphs 4(a) and 4(b) hereof.

         5.      TERMINATION.

                 (a) Death or Disability. This Agreement shall terminate upon the death or Disability (as hereinafter defined) of the Executive. The term "Disability" shall mean the Executive is unable to perform his duties under this Agreement on a full-time basis for 90 consecutive days or for 120 days out of 150 consecutive days due to the Executive's physical or mental illness as determined (after expiration of either such periods) by a qualified physician selected by Avalon in its sole discretion.

                 (b) Termination by Avalon for Cause. Avalon may terminate the Executive's employment hereunder for Cause upon notice to the Executive setting forth in reasonable detail the nature of such cause. The following, as determined by the Avalon Board in its reasonable judgment, shall constitute Cause for termination:





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                          (i)     The Executive's failure to perform (other
                 than by reason of disability), or gross negligence or willful misconduct in the performance of, his duties and responsibilities to the NCCI Group, such duties and responsibilities not to be unreasonably imposed;

                          (ii) Breach by the Executive of any provision of this Agreement;

                          (iii) Fraud, embezzlement or other dishonesty with respect to the NCCI Group;

                          (iv) Conviction of, or a plea of nolo contendere to, a felony or other crime involving moral turpitude;

                          (v) Other conduct by the Executive that would generally be considered seriously harmful to the business, interests or reputation of the NCCI Group;

                          (vi) The Executive's intentional failure to comply with any instructions of Avalon, such instructions not to be unreasonably imposed; or

                          (vii) Failure of Avalon to materially achieve financial and operational performance objectives established by the Board of Directors of Avalon, unless such failure results from an act of God or catastrophic event beyond the control of the Executive;

provided, however, in the case of subparagraphs (i), (ii), (v) and (vi), the Executive shall have been informed in writing of the act, or failure to act, constituting Cause for termination, and shall have been provided with a reasonable opportunity, but in no event greater than thirty (30) days, to cure such act or failure to act. Notwithstanding the foregoing sentence, the Executive shall be entitled to written notification and opportunity to cure an act, or failure to act, constituting Cause for termination no more than two times. Subsequent to such second notification, the Executive shall have no right to cure any subsequent act, or failure to act, and Avalon may proceed with termination for Cause as defined herein without further notice to the Executive.

                 (c) Termination by Executive for Good Reason. The Executive may terminate his employment with Avalon for "Good Reason" or without "Good Reason" at any time. For purposes of this Agreement, "Good Reason" shall mean (i) a material breach by NCCI of any material provision of the Merger Agreement and related agreements executed in conjunction with the Merger Agreement, and failure of NCCI to cure such breach within thirty (30) days of receipt of written notification thereof from the Executive, and (ii) any breach by Avalon of any material provision of this Agreement or any failure by Avalon to carry out any of its material obligations hereunder, and the failure to cure such breach or failure within thirty (30) days' written notice thereof from the Executive. Notwithstanding the foregoing sentence, Avalon shall be entitled to written notification and opportunity to cure an act, or failure to act, providing the Executive Good Reason for termination no more than two times. Subsequent to such second notification, Avalon





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
         shall have no right to cure any subsequent act, or failure to act, and the Executive may proceed with termination for Good Reason as defined herein without further notice to Avalon.

                 (d) Other termination. Any termination of employment, other than as a result of the Executive's death, shall be communicated by a "Notice of Termination" to the other parties to this Agreement. For purposes of this Agreement, a "Notice of Termination" shall mean a notice in writing which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provisions so indicated.

                 (e) Date of termination. The Date of Termination (herein so called) shall mean (a) if the Executive's employment is terminated under this Agreement as a result of death, the date of the Executive's death, (b) if the Executive's employment is terminated as a result of the Executive's Disability, the date Notice of Termination is delivered to the Executive, (c) if the Executive terminates his employment, the earlier of ten (10) days following the date on which a Notice of Termination is delivered pursuant to Paragraph 11 or the date specified in the Notice of Termination, and (d) if the Executive's employment is terminated for any other reason, then ten
         (10) days following the date on which a Notice of Termination is delivered pursuant to Paragraph 11.

         6.      EFFECTS ON COMPENSATION UPON DISABILITY OR TERMINATION OF
                 EMPLOYMENT.

                 (a) Disability. During any period that the Executive fails to perform his duties under this Agreement as a result of a Disability, Avalon shall continue to pay him his base salary pursuant to Paragraph 4(a) until the Date of Termination.

                 (b) Death. If the employment of the Executive terminates because of his death, then Avalon shall pay the Executive's estate his base salary pursuant to Paragraph 4(a) through the date of his death.

                 (c) Termination for Cause or without Good Reason. If the Executive voluntarily ceases employment with Avalon without Good Reason or if his employment is terminated by Avalon for Cause, Avalon shall pay the Executive his base salary pursuant to Paragraph 4(a) through the Date of Termination.

                 (d) Termination for Good Reason or without Cause. If the Executive ceases employment for Good Reason or if his employment is terminated without Cause by Avalon, then the Executive shall be entitled to receive one payment in an amount equal to the highest total compensation paid the Executive in a prior calendar year pursuant to Paragraphs 4(a) and (b) for the lesser of (i) the remaining portion of the term, or (ii) two years. Such payment shall be paid to the Executive within fifteen (15) days of the Date of Termination.





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                 (e)      Incentive Compensation.  Should the employment of the
         Executive terminate as a result of Disability or death, or should the Executive cease employment for Good Reason, or if his employment is terminated without Cause, in addition to the compensation set forth in subparagraphs (a), (b) and (d) of this Paragraph 6, the Executive (or his estate, if applicable) shall also be entitled to incentive compensation under Paragraph 4(b) hereof calculated on the Partial Period Amount (hereinafter defined) of the calendar year in which the Date of Termination occurs. For purposes of this Agreement, the "Partial Period Amount" shall be equal to the total amount of the bonuses payable pursuant to Paragraph 4(b) for the year in which the Date of Termination occurs, divided by the number of days in such calendar year, times the number of days from the first day of such calendar year to and including the Date of Termination. The Executive's incentive compensation calculated on the Partial Period Amount shall be paid in accordance with Paragraph 4(b) hereof.

         7. NONDISCLOSURE COVENANTS. During the term of this Agreement, the Executive will have access to and become familiar with various trade secrets and other sensitive information belonging to the NCCI Group consisting of, but not limited to, processes, computer programs, compilations of information, records, sales procedures, customer requirements, pricing techniques, customer lists, technical data, know-how, market reports, consumer investigations, methods of doing business and other confidential information (collectively, the "Confidential Information"), which are acquired, developed and used by the NCCI Group and regularly used in the operation of its business. The Executive acknowledges and agrees that all Confidential Information is and shall remain the property of the NCCI Group. The Executive further agrees that he shall not use in any way or disclose any of the Confidential Information, directly or indirectly, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment under this Agreement or to the extent such Confidential Information is publicly known.
All files, records, documents, information, data, and similar items relating to the business of the NCCI Group, whether prepared by the Executive or otherwise coming into his possession, shall remain the exclusive property of NCCI and shall not be removed from the premises of the NCCI Group under any circumstances without the prior written consent of the NCCI Board (except in the ordinary course of business during the Executive's period of active employment under this Agreement), and in any event shall be promptly delivered to NCCI (without the Executive retaining any copies) upon termination of this Agreement.

         8. NONCOMPETITION COVENANT. Except in the case of the Executive's termination other than (i) for Cause, or (ii) for Good Reason, without the prior written consent of NCCI, the Executive shall not, prior to January 1, 2003, directly or indirectly, as a director, officer, agent, employee, consultant or independent contractor, or in any other individual or representative capacity, (i) invest (other than investments in publicly-owned companies which constitute not more than one percent (1%) of the outstanding securities of any such company) or engage in any business or activity that is competitive with the business of the NCCI Group in the same geographic areas in which the NCCI Group primarily operates, or (ii) accept employment with or render services to a direct competitor of the NCCI Group.





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
         9. COVENANT NOT TO HIRE. For a period of one (1) year after the termination of this Agreement for any reason, the Executive shall not, on his own behalf or on behalf of any other person, partnership, association, corporation or other entity, hire, or solicit for employment any employee of the NCCI Group, or in any manner attempt to influence or induce any employee of the NCCI Group, to leave the employment of the NCCI Group, nor shall the Executive use or disclose to any person, partnership, association, corporation or other entity any information obtained while an employee of Avalon concerning the names and addresses of the NCCI Group employees; provided, however, if the Executive ceases employment for Good Reason or if his employment is terminated without Cause, the Executive may hire or solicit for employment any employee of Avalon who was an employee of AEG on the effective date of the merger contemplated by the Merger Agreement.

         10. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         11. NOTICE. All notices, demands, requests or other communications that may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, telegram or facsimile transmission addressed as set forth on the signature pages hereof. Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a facsimile transmission) the answer back being deemed conclusive evidence of such delivery, or at such time as delivery is refused by the addressee upon presentation.

         12. AMENDMENT; WAIVER. No provisions of this Agreement may be modified, waived or amended unless such waiver, modification or amendment is agreed to in writing and signed by the Executive and such officers as may be specifically designated by the Avalon Board and the NCCI Board, respectively, and such provisions shall be modified, waived or amended only to the extent set forth in such writing.

         13. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.





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
         14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         15. ARBITRATION. Any dispute arising from this Agreement shall be settled by arbitration in accordance with the commercial rules then in effect of the American Arbitration Association, except as modified in this Paragraph 15 and, except that the arbitrator(s) shall be selected in accordance with the following procedure: such dispute shall be referred to and decided by a single arbitrator if the parties can agree upon one within thirty (30) days after either of the parties shall notify the other that it wishes to avail itself of the provisions of this Paragraph 15; otherwise, such dispute shall be referred to and decided by three arbitrators, one to be appointed by Avalon and one to be appointed by the Executive, each such appointment to be made within twenty
(20) days after the expiration of the thirty (30) day period referred to above, and the third arbitrator to be appointed by the first two arbitrators within thirty (30) days after the expiration of such twenty (20) day period. If the first two arbitrators cannot reach agreement on the third arbitrator within said thirty (30) day period, the third arbitrator shall be an impartial arbitrator appointed by the President of the American Arbitration Association within twenty (20) days after the expiration of said thirty (30) day period. Hearings of the arbitrator(s) shall be held in Nashville, Tennessee, unless the parties agree otherwise. The presentations of the parties in the arbitration proceeding shall be commenced and completed within sixty (60) days after selection of the arbitration panel, and the arbitration panel shall render its decision in writing within thirty (30) days after completion of such presentations. Any decision concurred in by any two (2) of the arbitrators shall constitute the decision of the arbitration panel, and unanimity shall not be required. Judgment upon an award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. Any award so rendered shall be final and binding upon the parties hereto. All costs and expenses of the arbitrator(s) shall be paid as determined by such arbitrator(s), and all costs and expenses of experts, witnesses and other persons retained by the parties shall be borne by them respectively.

         16. GENERAL CREDITOR. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust relationship between Avalon and the Executive or any other person, nor shall any money or property of Avalon or NCCI be segregated for the benefit of the Executive to satisfy the obligations of Avalon or NCCI hereunder.

         17. NO ASSIGNMENT. The right of the Executive or any other person to the payment of amounts or other benefits under this Agreement shall not be assigned, alienated, hypothecated, placed in trust, disposed of, transferred, pledged or encumbered (except by will or by the laws of descent and distribution), and, to the extent permitted by law, no such amount or payment shall in any way be subject to any legal process to subject the same to the payments of any claim against the Executive or any other person.

         18. INJUNCTIVE RELIEF. Notwithstanding the provisions of Paragraph 15, if there is a breach or threatened breach by a party to this Agreement of the provisions of this Agreement,





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
any other party to this Agreement shall be entitled to seek an injunction to prevent irreparable injury to said party.

         19. INTEGRATION. This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter of this Agreement, and all other written or oral agreements relating to the subject matter hereof are hereby superseded.

         20. GOVERNING LAW. The terms and provisions of this Agreement, including without limitation the provisions for arbitration under Paragraph 15, shall be construed in accordance with, and governed by, the laws of the State of Tennessee.

         21. SURVIVAL. Notwithstanding the termination of this Agreement or the Executive's termination of employment, the provisions of Paragraphs 7 through 13 and Paragraphs 15 through 17 shall survive and continue in full force and effect in accordance with their terms.

         IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the 21st day of April, 1997.

                                       AEG:

                                       AVALON ENTERTAINMENT GROUP, INC.,
                                       a Tennessee corporation



                                       By: /s/  Thomas Jackson Weaver III
                                          ------------------------------------
                                           Thomas Jackson Weaver III

                                       1025 16th Avenue South
                                       Nashville, Tennessee 37212


                                       NCCI:

                                       NASHVILLE COUNTRY CLUB, INC.,
                                       a Tennessee corporation



                                       By: /s/  Thomas Jackson Weaver III
                                          ------------------------------------
                                          Thomas Jackson Weaver III, President

                                       402 Heritage Plantation Way
                                       Hickory Valley, Tennessee 38042


                                       EXECUTIVE:


                                       /s/  Greg M. Janese
                                       --------------------------------------
                                       Greg M. Janese

                                       c/o Avalon Entertainment Group, Inc.
                                       1025 16th Avenue South
                                       Nashville, Tennessee 37212





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